UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018

LSC COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-37729

DE	36-4829580
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

191 N. Wacker Drive, Suite 1400, Chicago IL 60606	(773) 272-9200
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On December 20, 2018, LSC Communications, Inc. (the “Company”) amended its credit agreement, dated September 30, 2016, by and among the Company, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and as collateral agent (as amended by the Amendment No. 1 to Credit Agreement, dated as of November 17, 2017, the “Credit Agreement”) to, among other things, defer certain changes of the minimum Interest Coverage Ratio and the maximum Consolidated Leverage Ratio.  As a result, the maximum Consolidated Leverage Ratio will be reduced to 3.00 to 1.00 with respect to any fiscal quarter ending on or after March 31, 2020, as opposed to March 31, 2019, as originally contemplated in the Credit Agreement. The minimum Interest Coverage Ratio will be increased to 3.50 to 1.00 with respect to any test period ending on or after March 31, 2020, as opposed to March 31, 2019, as originally contemplated in the Credit Agreement. Other terms, including the outstanding principal, maturity date and other debt covenants remain the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSC Communications, Inc.

Date: December 20, 2018	By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	Secretary; Chief Compliance Officer; General Counsel